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                                                                    EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT (this "Agreement") dated as of August 1, 1998, is made by and between MSB Investments Corp., a South Carolina corporation (the "Employer" or the "Company") which is the proposed bank holding company for a proposed national bank (the "Bank"), and JAMES D. STEWART, an individual resident of South Carolina (the "Executive").

         The Employer is in the process of organizing the Bank, and the Executive has agreed to serve as President and Chief Executive Officer of the Bank and the Company. Upon organization of the Bank, the Employer and the Executive contemplate that this Agreement will be assigned by the Employer to the Bank and that the Bank will assume the duties of the Company hereunder (except pursuant to Section 3). In addition, if the organizers of the Company elect to form a separate corporation to serve as the holding company of the Bank, this Agreement will be assigned to that corporation and the Executive will serve as President and Chief Executive Officer of that corporation. Following any such assignment, the term "Employer" as used herein from time to time shall refer to the Bank.

         The Employer recognizes that the Executive's contribution to the growth and success of the Bank during its organization and initial years of operations will be a significant factor in the success of the Bank. The Employer desires to provide for the employment of the Executive in a manner which will reinforce and encourage the dedication of the Executive to the Bank and promote the best interests of the Bank and its shareholders. The Executive is willing to serve the Employer on the terms and conditions herein provided. Certain terms used in this Agreement are defined in Section 17 hereof.

         In consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

         1. Employment. The Employer shall employ the Executive, and the Executive shall serve the Employer, as President and Chief Executive Officer of the Bank and the Company upon the terms and conditions set forth herein. The Executive shall also serve on the Board of Directors of the Company and the Bank. The Executive shall have such authority and responsibilities consistent with his position as are set forth in the Company's or the Bank's Bylaws or assigned by the Company's or the Bank's Board of Directors (the "Board") from time to time. The Executive shall devote his full business time, attention, skill and efforts to the performance of his duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with Bank policy. The Executive may devote reasonable periods to service as a director or advisor to other organizations, to charitable and community activities, and to managing his personal investments, provided that such activities do not materially interfere with the performance of his duties hereunder and are not in conflict or competitive with, or adverse to, the interests of the Company or the Bank.

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         2.       Term. Unless earlier terminated as provided herein, the
Executive's employment under this Agreement shall commence on the date hereof and be for a term (the "Term") of three years; provided that the Executive or the Bank may at any time, by written notice, fix the Term to a finite term of two years commencing with the date of the notice. Notwithstanding the foregoing, the Term of employment hereunder will end on the date that the Executive attains the retirement age, if any, specified in the Bylaws of the Bank for directors of the Bank.

         3.       Compensation and Benefits.

                  (a) Starting August 1, 1998, the Employer shall pay the Executive a salary of $96,000, plus his yearly medical insurance premium. The Board (or an appropriate committee of the Board) shall review the Executive's salary at least annually and may increase (but not decrease) the Executive's base salary if it determines in its sole discretion that an increase is appropriate.

                  (b) The Executive shall receive a cash bonus in the amount of $10,000 on the date that the Bank opens for business (the "Opening Date"). For each calendar year beginning the year that the Bank opens, the Executive shall be eligible to receive a cash bonus equaling up to 36% of his salary if the Bank achieves certain performance levels for return on assets and non-performing loans or other specified goals and criteria agreed to by the Employer and the Executive (the "Bonus Plan"), with such bonus to be paid no later than March 31st of the following calendar year.

                  (c) The Executive shall participate in the Bank's long-term equity incentive program and be eligible for the grant of stock options, restricted stock, and other awards thereunder or under any similar plan adopted by the Company. On the date of the closing of the stock offering for the initial capitalization of the Bank, or as soon thereafter as an appropriate stock option plan is adopted by the Board, the Company shall grant to the Executive an option to purchase a number of shares of Common Stock equal to 5% of the number of shares sold in the offering. The award agreement for the stock option shall provide that one-fifth of the shares subject to the option will vest on each of the first five anniversaries of the Opening Date, but only if the Executive remains employed by the Company on such date. In addition, the award agreement will provide that the Executive's option shall be qualified as an incentive stock option under the Internal Revenue Code of 1986, as amended (the "Code"); all options shall be exercisable at any time during the ten years following the date of grant at a price per share equal to the public offering price in the offering (subject to standard antidilution adjustments in the event of stock splits, dividends or combinations), which the parties agree is the fair market value of the Common Stock as of the date of grant; and all options shall be nontransferable and nonassignable by the Executive or by any other person entitled hereunder to exercise any such rights; provided, however, that upon the death of the Executive any rights granted hereunder shall be transferable by the Executive's will or by the applicable laws of descent and distribution. In the event of a Change in Control, the restrictions on any outstanding incentive awards (including restricted stock) granted to the Executive under any incentive plan or arrangement shall lapse and such incentive award shall become 100% vested and all stock options, performance units, and stock appreciation rights granted to the Executive shall become immediately exercisable and shall



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become 100% vested. Nothing herein shall be deemed to preclude the granting to the Executive of warrants or options under a director option plan in addition to the options granted hereunder.

                  (d) The Executive shall participate in all retirement, welfare and other benefit plans or programs of the Employer now or hereafter applicable generally to employees of the Employer or to a class of employees that includes senior executives of the Employer.

                  (e) The Employer shall provide the Executive with a term life insurance policy providing for death benefits totaling $500,000 payable to the Executive's spouse and heirs (and may provide for additional death benefits of up to $500,000 payable to the Employer), and the Executive shall cooperate with the Employer in the securing and maintenance of such policy. The Employer shall also pay for an accident liability policy on the Executive totaling $1,000,000 to protect the Employer from damages or lawsuits resulting from injuries to third parties caused by the Executive.

                  (f) Prior to the Opening Date, the Employer shall provide the Executive with a $700 monthly automobile allowance. Beginning upon the Opening Date, at the Company's election, the Company shall provide the Executive with either an automobile (at a cost not to exceed $30,000) owned or leased by the Company of a make and model appropriate to the Executive's status, or a $700 monthly automobile allowance. If the Company provides the Executive with an automobile, the Company shall provide for reasonable expenses associated with the automobile, including, but not limited to insurance, taxes, etc.

                  (g) In addition, commencing on the Opening Date, the Employer shall obtain a membership in and pay the initiation fee (not to exceed $8,000) for and the dues pertaining to Holly Tree Country Club and shall designate the Executive as the authorized user of such membership for so long as the Executive remains the President and CEO of the Employer and this Agreement remains in force.

                  (h) The Employer shall reimburse the Executive for reasonable travel and other expenses related to the Executive's duties which are incurred and accounted for in accordance with the normal practices of the Employer.

         4.       Termination.

                  (a) The Executive's employment under this Agreement may be terminated prior to the end of the Term only as follows:

                           (i)      upon the death of the Executive;

                           (ii) upon the disability of the Executive for a period of 180 days which, in the opinion of the Board of Directors, renders him unable to perform the essential functions of his job and for which reasonable accommodation is unavailable. For purposes of this Agreement, a "disability" is defined as a physical or mental impairment that substantially limits one or more major life activities, and a "reasonable accommodation" is one that does not impose an undue hardship on the Employer;


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                           (iii)    by the Employer for Cause upon delivery of a
                  Notice of Termination to the Executive;

                           (iv) by the Executive for Good Reason upon delivery of a Notice of Termination to the Employer within a 90-day period beginning on the 30th day after the occurrence of a Change in Control or within a 90-day period beginning on the one year anniversary of the occurrence of a Change in Control;

                           (v) by the Employer if its effort to organize the Bank is abandoned; and

                           (vi) by the Executive effective upon the 30th day after delivery of a Notice of Termination.

                  (b) If the Executive's employment is terminated because of the Executive's death, the Executive's estate shall receive any sums due him as base salary and/or reimbursement of expenses through the end of the month during which death occurred, plus any bonus earned or accrued under the Bonus Plan through the date of death (including any amounts awarded for previous years but which were not yet vested) and a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of the Executive's death.

                  (c) During the period of any incapacity leading up to the termination of the Executive's employment as a result of disability, the Employer shall continue to pay the Executive his full base salary at the rate then in effect and all perquisites and other benefits (other than any bonus) until the Executive becomes eligible for benefits under any long-term disability plan or insurance program maintained by the Employer, provided that the amount of any such payments to the Executive shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under any disability benefit or pension plan of the Employer or any of its subsidiaries. Furthermore, the Executive shall receive any bonus earned or accrued under the Bonus Plan through the date of incapacity (including any amounts awarded for previous years but which were not yet vested) and a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of the Executive's incapacity.

                  (d) If the Executive's employment is terminated for Cause as provided above, or if the Executive resigns (except for a termination of employment pursuant to Section 4(e), the Executive shall receive any sums due him as base salary and/or reimbursement of expenses through the date of such termination.

                  (e) If the Executive's employment is terminated by the Executive pursuant to clause (iv) of Section 4(a) or by the Employer for any reason within a one year period after a Change in Control, in addition to other rights and remedies available in law or equity, the Executive shall be entitled to the following:

                           (i) the Employer shall pay the Executive in cash within fifteen days of the date of termination severance compensation in an amount equal to 100% of his then current monthly base salary each month for twenty-four months from the



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                  date of termination, plus any bonus earned or accrued under the Bonus Plan through the date of termination (including any amounts awarded for previous years but which were not yet vested) and a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of termination.

                           (ii) for the period beginning on the date of termination and lasting until the lesser of ten years or the date that the Executive attains the age of 65 (the "Continuation Period"), the Employer shall at its expense continue on behalf of the Executive and his dependents and beneficiaries the life insurance, disability, medical, dental, and hospitalization benefits provided (x) to the Executive at any time during the 90-day period prior to the Change in Control or at any time thereafter or (y) to other similarly situated executives who continue in the employ of the Employer during the Continuation Period. Such coverage and benefits (including deductibles and costs) shall be no less favorable to the Executive and his dependents and beneficiaries than the most favorable of such coverages and benefits during any of the periods referred to above. The Employer's obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer's benefit plans, in which case the Employer may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverages and benefits of the combined benefit plans are comparable to the coverages and benefits required to be provided hereunder. This subsection (ii) shall not be interpreted so as to limit any benefits to which the Executive or his dependents or beneficiaries may be entitled under any of the Employer's employee benefit plans, programs, or practices following the Executive's termination of employment, including, without limitation, retiree medical and life insurance benefits; and

                           (iii)    the restrictions on any outstanding
                  incentive awards (including restricted stock) granted to the Executive under the Company's or the Bank's long-term equity incentive program or any other incentive plan or arrangement shall lapse and become 100% vested, all stock options and stock appreciation rights granted to the Executive shall become immediately exercisable and shall become 100% vested, all performance units granted to the Executive shall become 100% vested, and the restrictive covenants contained in
                  Section 9 shall not apply to the Executive.

                  (f) If the Executive's employment is terminated pursuant to clause (v) of Section 4(a), the Executive shall receive any sums due him as base salary and/or reimbursement of expenses through the date of such termination.

                  (g) If the Employer terminates the Executive's employment other than pursuant to clauses (i), (ii), (iii) or (v) of Section 4(a), the Employer shall pay to the Executive severance compensation in an amount equal to 100% of his then current monthly base salary each month for twelve months from the date of termination, plus any bonus earned or accrued



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under the Bonus Plan through the date of termination (including any amounts awarded for previous years but which were not yet vested) and a pro rata share of any bonus with respect to the current fiscal year which had been earned as of the date of the Executive's termination.

                  (h) With the exceptions of the provisions of this Section 4, and the express terms of any benefit plan under which the Executive is a participant, it is agreed that, upon termination of the Executive's employment, the Employer shall have no obligation to the Executive for, and the Executive waives and relinquishes, any further compensation or benefits (exclusive of COBRA benefits). At the time of termination of employment, the Employer and the Executive shall enter into a mutually satisfactory form of release acknowledging such remaining obligations and discharging both parties, as well as the Employer's officers, directors and employees with respect to their actions for or on behalf of the Employer, from any other claims or obligations arising out of or in connection with the Executive's employment by the Employer, including the circumstances of such termination.

                  (i) In the event that the Executive's employment is terminated for any reason, the Executive shall (and does hereby) tender his resignation as a director of the Employer and effective as of the date of termination.

                  (j) The parties intend that the severance payments and other compensation provided for herein are reasonable compensation for the Executive's services to the Employer and shall not constitute "excess parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986 and any regulations thereunder. In the event that the Employer's independent accountants acting as auditors for the Employer on the date of a Change in Control determine that the payments provided for herein constitute "excess parachute payments," then the compensation payable hereunder shall be increased, on a tax gross-up basis, so as to reimburse the Executive for the tax payable by the Executive, pursuant to Section 4999 of the Internal Revenue Code, on such "excess parachute payments," taking into account all taxes payable by the Executive with respect to such tax gross-up payments hereunder, so that the Executive shall be, after payment of all taxes, in the same financial position as if no taxes under Section 4999 had been imposed upon him.


         5. Ownership of Work Product. The Employer shall own all Work Product arising during the course of the Executive's employment (prior, present or future). For purposes hereof, "Work Product" shall mean all intellectual property rights, including all Trade Secrets, U.S. and international copyrights, patentable inventions, and other intellectual property rights in any programming, documentation, technology or other work product that relates to the Employer, its business or its customers and that employee conceives, develops, or delivers to the Employer at any time during his employment, during or outside normal working hours, in or away from the facilities of the Employer, and whether or not requested by the Employer. If the Work Product contains any materials, programming or intellectual property rights that the Executive conceived or developed prior to, and independent of, the Executive's work for the Employer, the Executive agrees to point out the pre-existing items to the Employer and the Executive grants the Employer a worldwide, unrestricted, royalty-free right, including the right to sublicense such items. The Executive agrees to take such actions and execute such



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further acknowledgments and assignments as the Employer may reasonably request to give effect to this provision.

         6. Protection of Trade Secrets. The Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, the Executive agrees not to use or disclose any Trade Secrets of the Employer during or after his employment. "Trade Secret" means information, including a formula, pattern, compilation, program, device, method, technique, process, drawing, cost data or customer list, that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

         7. Protection of Other Confidential Information. In addition, the Executive agrees to maintain in strict confidence and, except as necessary to perform his duties for the Employer, not to use or disclose any Confidential Business Information of the Employer during his employment and for a period of 24 months following termination of the Executive's employment. "Confidential Business Information" shall mean any internal, non-public information (other than Trade Secrets already addressed above) concerning the Employer's financial position and results of operations (including revenues, assets, net income, etc.); annual and long-range business plans; product or service plans; marketing plans and methods; training, educational and administrative manuals; customer and supplier information and purchase histories; and employee lists. The provisions of Sections 6 and 7 above shall also apply to protect Trade Secrets and Confidential Business Information of third parties provided to the Employer under an obligation of secrecy.

         8. Return of Materials. The Executive shall surrender to the Employer, promptly upon its request and in any event upon termination of the Executive's employment, all media, documents, notebooks, computer programs, handbooks, data files, models, samples, price lists, drawings, customer lists, prospect data, or other material of any nature whatsoever (in tangible or electronic form) in the Executive's possession or control, including all copies thereof, relating to the Employer, its business, or its customers. Upon the request of the Employer, employee shall certify in writing compliance with the foregoing requirement.

         9.       Restrictive Covenants.

                  (a) No Solicitation of Customers. During the Executive's employment with the Employer and for a period of 12 months thereafter, the Executive shall not (except on behalf of or with the prior written consent of the Employer), either directly or indirectly, on the Executive's own behalf or in the service or on behalf of others, (A) solicit, divert, or appropriate to or for a Competing Business, or (B) attempt to solicit, divert, or appropriate to or for a Competing Business, any person or entity that was a customer of the Employer or any of its Affiliates on the date of termination and is located in the Territory. This restriction does not apply after a Change in Control.


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                  (b)      No Recruitment of Personnel. During the Executive's
employment with the Employer and for a period of 12 months thereafter, the Executive shall not, either directly or indirectly, on the Executive's own behalf or in the service or on behalf of others, (A) solicit, divert, or hire away, or (B) attempt to solicit, divert, or hire away, to any Competing Business located in the Territory, any employee of or consultant to the Employer or any of its Affiliates engaged or experienced in the Business, regardless of whether the employee or consultant is full-time or temporary, the employment or engagement is pursuant to written agreement, or the employment is for a determined period or is at will. This restriction does not apply after a Change in Control.

                  (c) Non-Competition Agreement. During the Executive's employment with the Employer and for a period of 12 months thereafter, the Executive shall not (without the prior written consent of the Employer) compete with the Employer or any of its Affiliates by, directly or indirectly, forming, serving as an organizer, director or officer of, or consultant to, or acquiring or maintaining more than a 1% passive investment in, a depository financial institution or holding company therefor if such depository institution or holding company has one or more offices or branches located in the Territory. Notwithstanding the foregoing, the Executive may serve as an officer of or consultant to a depository institution or holding company therefor even though such institution operates one or more offices or branches in the Territory, if the Executive's employment does not directly involve, in whole or in part, the depository financial institution's or holding company's operations in the Territory. This restriction does not apply after a Change in Control.

         10. Independent Provisions. The provisions in each of the above Sections 9(a), 9(b), and 9(c) are independent, and the unenforceability of any one provision shall not affect the enforceability of any other provision.

         11. Successors; Binding Agreement. The rights and obligations of this Agreement shall bind and inure to the benefit of the surviving corporation in any merger or consolidation in which the Employer is a party, or any assignee of all or substantially all of the Employer's business and properties. The Executive's rights and obligations under this Agreement may not be assigned by him, except that his right to receive accrued but unpaid compensation, unreimbursed expenses and other rights, if any, provided under this Agreement which survive termination of this Agreement shall pass after death to the personal representatives of his estate.

         12. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other; provided, however, that all notices to the Employer shall be directed to the attention of the Employer with a copy to the Secretary of the Employer. All notices and communications shall be deemed to have been received on the date of delivery thereof.

         13. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of South Carolina without giving effect to the



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conflict of laws principles thereof. Any action brought by any party to this
Agreement shall be brought and maintained in a court of competent jurisdiction in State of South Carolina.

         14. Non-Waiver. Failure of the Employer to enforce any of the provisions of this Agreement or any rights with respect thereto shall in no way be considered to be a waiver of such provisions or rights, or in any way affect the validity of this Agreement.

         15. Enforcement. The Executive agrees that in the event of any breach or threatened breach by the Executive of any covenant contained in
Section 9(a), 9(b), or 9(c) hereof, the resulting injuries to the Employer would be difficult or impossible to estimate accurately, even though irreparable injury or damages would certainly result. Accordingly, an award of legal damages, if without other relief, would be inadequate to protect the Employer. The Executive, therefore, agrees that in the event of any such breach, the Employer shall be entitled to obtain from a court of competent jurisdiction an injunction to restrain the breach or anticipated breach of any such covenant, and to obtain any other available legal, equitable, statutory, or contractual relief. Should the Employer have cause to seek such relief, no bond shall be required from the Employer, and the Executive shall pay all attorney's fees and court costs which the Employer may incur to the extent the Employer prevails in its enforcement action.

         16. Saving Clause. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision or clause of this Agreement, or portion thereof, shall be held by any court or other tribunal of competent jurisdiction to be illegal, void, or unenforceable in such jurisdiction, the remainder of such provision shall not be thereby affected and shall be given full effect, without regard to the invalid portion. It is the intention of the parties that, if any court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall reduce the duration, area, or matter of such provision, and, in its reduced form, such provision shall then be enforceable and shall be enforced. The Executive and the Employer hereby agree that they will negotiate in good faith to amend this Agreement from time to time to modify the terms of Sections 9(a), 9(b), and 9(c), the definition of the term "Territory," and the definition of the term "Business," to reflect changes in the Employer's business and affairs so that the scope of the limitations placed on the Executive's activities by Section 9 accomplishes the parties' intent in relation to the then current facts and circumstances. Any such amendment shall be effective only when completed in writing and signed by the Executive and the Employer.





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         17.      Certain Definitions.

                  (a) "Affiliate" shall mean any business entity controlled by, controlling or under common control with the Employer.

                  (b) "Business" shall mean the operation of a depository financial institution, including, without limitation, the solicitation and acceptance of deposits of money and commercial paper, the solicitation and funding of loans and the provision of other banking services, and any other related business engaged in by the Employer or any of its Affiliates as of the date of termination.

                  (c) "Cause" shall consist of any of (A) the commission by the Executive of a willful act (including, without limitation, a dishonest or fraudulent act) or a grossly negligent act, or the willful or grossly negligent omission to act by the Executive, which is intended to cause, causes or is reasonably likely to cause material harm to the Employer (including harm to its business reputation), (B) the indictment of the Executive for the commission or perpetration by the Executive of any felony or any crime involving dishonesty, moral turpitude or fraud, (C) the material breach by the Executive of this Agreement that, if susceptible of cure, remains uncured ten days following written notice to the Executive of such breach, (D) the receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal or informal (e.g., a memorandum of understanding which relates to the Executive's performance) regulatory action against the Executive or the Employer or the Employer (provided that the Board of Directors determines in good faith, with the Executive abstaining from participating in the consideration of and vote on the matter, that the subject matter of such action involves acts or omissions by or under the supervision of the Executive or that termination of the Executive would materially advance the Employer's compliance with the purpose of the action or would materially assist the Employer in avoiding or reducing the restrictions or adverse effects to the Employer related to the regulatory action); (E) the exhibition by the Executive of a standard of behavior within the scope of his employment that is materially disruptive to the orderly conduct of the Employer's business operations (including, without limitation, substance abuse or sexual misconduct) to a level which, in the Board of Directors' good faith and reasonable judgment, with the Executive abstaining from participating in the consideration of and vote on the matter, is materially detrimental to the Employer's best interest, that, if susceptible of cure remains uncured ten days following written notice to the Executive of such specific inappropriate behavior; (F) the failure of the Executive to devote his full business time and attention to his employment as provided under this Agreement that, if susceptible of cure, remains uncured 30 days following written notice to the Executive of such failure; or (G) the consistent failure by the Executive to achieve or maintain the performance goals established by Bank management and approved by the Board of Directors from time to time for the Executive and the Company.

                  (d) "Change in Control" shall mean the occurrence during the Term of any of the following events, unless such event is a result of a Non-Control Transaction:

                           (i) The individuals who, as of the date of this Agreement, are members of the Board of Directors of the Employer (the "Incumbent Board") cease for any



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                  reason to constitute at least a majority of the Board of
                  Directors of the Employer; provided, however, that if the election, or nomination for election by the Employer's shareholders, of any new director was approved in advance by a vote of at least a majority of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided, further, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Securities Exchange Act of 1934 (the "Exchange Act"), or other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors of the Employer (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest.

                           (ii) An acquisition (other than directly from the Employer) of any voting securities of the Employer (the "Voting Securities") by any "Person" (as the term "person" is used for purposes of Section 13(d) or 14(d) of the Exchange
                  Act) immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the combined voting power of the Employer's then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a Non-Control Acquisition shall not constitute an acquisition which would cause a Change in Control.

                           (iii) Approval by the shareholders of the Employer of: (i) a merger, consolidation, or reorganization involving the Employer; (ii) a complete liquidation or dissolution of the Employer; or (iii) an agreement for the sale or other disposition of all or substantially all of the assets of the Employer to any Person (other than a transfer to a Subsidiary).

                           (iv) A notice of an application is filed with the Office of Comptroller of the Currency (the "OCC") or the Federal Reserve Board or any other bank or thrift regulatory approval (or notice of no disapproval) is granted by the Federal Reserve, the OCC, the Federal Deposit Insurance Corporation, or any other regulatory authority for permission to acquire control of the Employer or any of its banking subsidiaries.


                  (e) "Competing Business" shall mean any business that, in whole or in part, is the same or substantially the same as the Business.

                  (f) "Good Reason" shall mean the occurrence after a Change in Control of any of the events or conditions described in subsections
(i) through (viii) hereof:

                           (i) a change in the Executive's status, title, position or responsibilities (including reporting responsibilities) which, in the Executive's reasonable judgment, represents a material adverse change from his status, title,



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

                  position or responsibilities as in effect at any time within ninety days preceding the date of a Change in Control or at any time thereafter; the assignment to the Executive of any duties or responsibilities which, in the Executive's reasonable judgment, are inconsistent with his status, title, position or responsibilities as in effect at any time within ninety days preceding the date of a Change in Control or at any time thereafter; any removal of the Executive from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for Disability or Cause, as a result of his death, or by the Executive other than for Good Reason, or any other change in condition or circumstances that in the Executive's reasonable judgment makes it materially more difficult for the Executive to carry out the duties and responsibilities of his office than existed at any time within ninety days preceding the date of Change in Control or at any time thereafter;

                           (ii) a material reduction in the Executive's base salary or any failure to pay the Executive any compensation or benefits to which he is entitled within five days of the date due;

                           (iii) the Employer's requiring the Executive to be based at any place outside a 30-mile radius from the executive offices occupied by the Executive immediately prior to the Change in Control, except for reasonably required travel on the Employer's business which is not materially greater than such travel requirements prior to the Change in Control;

                           (iv) the failure by the Employer to (A) continue in effect (without material reduction in benefit level and/or reward opportunities) any material compensation or employee benefit plan in which the Executive was participating at any time within ninety days preceding the date of a Change in Control or at any time thereafter, unless such plan is replaced with a plan that provides substantially equivalent compensation or benefits to the Executive, or (B) provide the Executive with compensation and benefits, in the aggregate, substantially equivalent (in terms of benefit levels and/or reward opportunities) to those provided for under each other employee benefit plan, program and practice in which the Executive was participating at any time within ninety days preceding the date of a Change in Control or at any time thereafter;

                           (v) the insolvency or the filing (by any party, including the Employer) of a petition for bankruptcy of the Employer, which petition is not dismissed within sixty days;

                           (vi) any material breach by the Employer of any material provision of this Agreement;

                           (vii) any purported termination of the Executive's employment for Cause by the Employer which does not comply with the terms of this Agreement; or

                           (viii) the failure of the Employer to obtain an agreement, satisfactory to the Executive, from any successor or assign to assume and agree to perform this Agreement, as contemplated in Section 11 hereof.

         Any event or condition described in clause (i) through (viii) above which occurs prior to a Change in Control but which the Executive reasonably demonstrates (A) was at the request of a third party, or (B) otherwise arose in connection with, or in anticipation of, a Change in Control which actually occurs, shall constitute Good Reason for purposes of this Agreement, notwithstanding that it occurred prior to the Change in Control. The Executive's right to terminate his employment for Good Reason shall not be affected by his incapacity due to physical or mental illness.


                  (g) "Non-Control Transaction" shall mean a transaction described below:

                           (i)      the shareholders of the Employer,
                  immediately before such merger, consolidation or reorganization, own, directly or indirectly, immediately following such merger, consolidation or reorganization, at least 50% of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization; and

                           (ii)     immediately following such merger,
                  consolidation or reorganization, the number of directors on the board of directors of the Surviving Corporation who were members of the Incumbent Board shall at least equal the number of directors who were affiliated with or appointed by the other party to the merger, consolidation or reorganization.

                  (h) "Territory" shall mean a radius of ten miles from (i) the main office of the Employer or (ii) any branch office of the Employer.

                  (i) "Notice of Termination" shall mean a written notice of termination from the Employer of the Executive which specifies an effective date of termination, indicates the specific termination provision in this Agreement relied upon, and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

         18. Expenses. The Employer shall pay all legal fees and related expenses (including the costs of experts, evidence, and counsel) incurred by the Executive as they become due as a result of (a) the preparation of this Agreement, (b) the Executive's termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment), and (c) the Executive seeking to obtain or enforce any right or benefit provided by this Agreement. However, the party against which any final judgment is obtained in any litigation resulting from the circumstances described in clauses (b) or (c) shall pay or reimburse the successful party for all legal fees and related expenses incurred by such successful party in such litigation.

         19. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

         20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Employer has caused this Agreement to be executed and its seal to be affixed hereunto by its officers thereunto duly authorized, and the Executive has signed and sealed this Agreement, effective as of the date first above written.

                                            MSB INVESTMENTS CORP.



                                            By:      /s/ Dennis Raines
                                                -------------------------------
                                            Name:  Dennis Raines
                                            Title:  Treasurer


                                            EXECUTIVE


                                            /s/ James D. Stewart
                                            -----------------------------------
                                            James D. Stewart









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